                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 15th day of May, 1994 ("Date of Execution"), is made by and between JAN BELL MARKETING, INC., a Delaware corporation having its principal place of business in Sunrise, Florida (the "Company"), and JOSEPH PENNACCHIO (the "Executive").

          The Company desires to obtain the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth. The Board of Directors of the Company, by appropriate resolutions, authorized the employment of the Executive as provided for in this Agreement. Accordingly, the Company and the Executive agree as follows:

                                    ARTICLE I

                                     Duties

            1.01 DUTIES. The Executive shall be Co-Chief Executive Officer, Chief Merchandising Officer and report solely to the Board of Directors of the Company (the "Board") and to the other Co-Chief Executive Officer of the Company. The duties to be performed by the Executive under this Agreement are as specified in the Company's By-Laws, if applicable, and/or as assigned as of the date hereof by the Board and the other Co-Chief Executive Officer of the Company which are consistent with the functions of the positions of Co-Chief Executive Officer and Chief Merchandising Officer. Such duties are to be performed primarily in Florida. During the Contract Term, and excluding any periods of vacation, sick leave or disability to which the Executive is entitled, the Executive agrees



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to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such duties. Within a reasonable period of time (but not more than 30 days) after commencement of employment hereunder, the Executive shall be elected as a member of the Board. Thereafter, the Company shall use its best efforts to maintain the Executive as a member of the Board for such time as he is employed by the Company hereunder. The Executive hereby accepts his initial election and agrees to accept all future elections.

            1.02 OTHER ACTIVITIES. During the Contract Term, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions or (iii) manage personal investments in a manner consistent herewith, so long as such activities are consistent with the policies of the Company as of the date hereof and do not interfere with the performance of the Executive's duties in accordance with this Agreement.

                                   ARTICLE II

                                Term of Agreement

            2.01 TERM. Subject to the termination provisions hereinafter provided, the term (the "Contract Term") of this Agreement shall commence on May 25, 1994 (the "Effective Date") and end on May 24, 1999.


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                                   ARTICLE III

                                  Compensation

            3.01 BASE SALARY. During the Contract Term, the Company shall pay or cause to be paid to the Executive in cash, in accordance with the normal payroll practices of the Company for peer executives, in installments not less frequently than monthly, an annual base salary ("Annual Base Salary") equal to $540,000 for each year of the Contract Term. The Board shall review and consider increases to the Executive's Annual Base Salary not less frequently than annually, provided that as of January 1 of each calendar year, the Executive's Annual Base Salary shall be increased for such calendar year to an amount not less than the Executive's Annual Base Salary as of the immediately preceding January 1 (or in the case of January 1, 1995, as of the Effective
Date), multiplied by a fraction, not less than one, the numerator of which is the national average Consumer Price Index -- Wages (the "CPIW") for the current January 1, and the denominator of which is the CPIW for the immediately prior January 1. It is understood that such CPIW is generally not available for several months after any January 1; therefore, the salary adjustment provided for in this Agreement shall be made as soon as reasonably practicable after the CPIW becomes available, by increasing future salary payments to reflect such increase and paying a single sum amount, without interest, with respect to amounts of such increase not paid to the Executive for payroll periods prior to the calculation and implementation of any such salary adjustment. Any amount to which the Executive's Annual Base Salary is increased shall not be


                                     3
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reduced after any such increase and the term "Annual Base Salary" as used in this Agreement shall refer to the Annual Base Salary as so increased.

            3.02 BONUS. The Company shall pay or cause to be paid to the Executive an annual bonus ("Bonus") of up to 40% of the Executive's Annual Base Salary based upon the degree to which annual performance goals (set by the Company in consultation with the Executive) have been met.

            3.03 STOCK OPTIONS.

            (a) GRANT OF STOCK OPTIONS. The parties hereto acknowledge that the Compensation Committee of the Board has granted to the Executive, subject to and as of the date of the Executive's commencement of employment hereunder, nonqualified options to purchase 360,000 shares of the Company's common stock (the "Initial Stock Options"). The 360,000 of the Initial Stock Options shall be exercisable, 20% per year, commencing one year from the date of commencement of employment hereunder; subject to such other terms and conditions that are consistent with the Company's past practices and not inconsistent with the following provisions of this Section 3.03.

            (b) EXERCISE PRICE. The exercise price of the Initial Stock Options shall be the price per share of the Company's common stock on the date hereof, as determined in accordance with the Company's standard practice.

            (c) TERMINATION OF OPTIONS. Notwithstanding any other provision hereof to the contrary, the Initial Stock Options shall not be exercisable (i) after ten years after the Date of Execution


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of this Agreement or (ii) as may be provided by the Company under such option termination provisions as are consistent with the Company's past practices and not inconsistent with Section 3.03(e).

            (d) ADDITIONAL GRANTS OF OPTIONS. In addition to the Initial Stock Options granted hereunder, the Executive shall be eligible annually for additional grants of stock options, as such are available to peer executives in accordance with the Company's stock option plan.

            (e) VESTING OF OPTIONS. If the Executive's employment is terminated by the Company without Cause, by the Executive for Good Reason at a time at which facts supporting a determination of Cause do not exist, or by virtue of the Executive's death or Disability, or there is a Change of Control while the Executive is employed hereunder, all options shall be fully vested and exercisable immediately upon such Date of Termination or Change of Control; provided, however, that such options will not vest upon a Change of Control if, on the date of the Change of Control, facts supporting a determination of Cause exist and the Board or Committee (as defined below) makes a determination of Cause in accordance with the procedures set forth in Section 6.02 hereof (whether before or after the Change of Control). Any options vested prior to, or on account of, termination or Change of Control shall, subject to Section 3.03(c) hereof, remain exercisable for not less than 90 days following such Date of Termination or Change of Control.


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                                   ARTICLE IV

                                 Other Benefits

            4.01 INCENTIVE, SAVINGS AND RETIREMENT PLANS. In addition to Annual Base Salary and Bonuses, the Executive shall be entitled to participate during the Contract Term in all incentive (including long-term incentive), savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company.

            4.02 WELFARE BENEFITS. During the Contract Term, the Executive and the Executive's family, as applicable, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs, and directors' and officers' insurance) and applicable to other peer executives of the Company.

            4.03 EXPENSES. During the Contract Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to peer executives of the Company.

            4.04 OFFICE AND SUPPORT STAFF. During the Contract Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, provided with respect to other


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peer executives of the Company, and appropriate to the Executive's position and responsibilities.

            4.05 VACATION. During the Contract Term, the Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other peer executives of the Company, provided, however, that such vacation time shall in no event be less than four weeks per year.

            4.06 LUXURY AUTOMOBILE. The Company will provide a luxury automobile of the Executive's choice (which choice may include a reasonable domestic or foreign luxury car) and all expenses of operation and maintenance, including the appropriate insurance. The automobile provided hereunder shall be replaced, upon the timely request of the Executive, with a new such car every two years.

            4.07 MOVING EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses incurred with respect to his relocation to Florida, including, but not limited to, expenses for moving personal property, travel and living expenses (including the costs of the Executive and the Executive's wife incurred in travel to and from Florida to look for housing), and temporary living expenses in Florida incurred while looking for a permanent residence for a period not to exceed 120 days following the Effective Date, upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to peer executives of the Company.


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                                    ARTICLE V

                            Termination of Employment

            5.01 TERMINATION OF EMPLOYMENT FOR CAUSE OR OTHER THAN FOR GOOD REASON. If, before the end of the Contract Term, the Company terminates the Executive's employment for Cause or the Executive terminates employment other than for Good Reason, then the Company shall pay within 30 days after the Date of Termination to the Executive that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination, but the Executive will not be entitled to receive any other compensation, benefits or rights under this Agreement. If the Company terminates the Executive's employment for Cause, it shall provide the Executive with written notice of termination (including copies of findings of the Board or the Committee of the Board in accordance with Section 6.02), and a statement of the Date of Termination and the reason for such termination.

            5.02 TERMINATION OF EMPLOYMENT FOR DEATH OR DISABILITY. If, before the end of the Contract Term, the Executive's employment terminates due to death or Disability, the Company shall pay to the Executive (a) within 30 days after the Date of Termination an amount which is equal to the sum of (i) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of the Date of Termination and (ii) the amount of any Bonus accrued for any year which ended during the Contract Term prior to the Date of Termination, but which is unpaid as of the Date of Termination, and (b) within 30 days after the determination of the performance for the year in which the Date of Termination ("Termination Year")


                                     8
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occurs, a pro rata bonus ("Pro Rata Bonus"), which shall be equal to the product of:

            (1) the Bonus to which the Executive would have been entitled for the Termination Year if the Executive had remained employed for the entire year, multiplied by

            (2) a fraction, the numerator of which is the number of days in the Termination Year which elapsed through the Date of Termination, and the denominator of which is the total number of days in the Termination Year;

but the Executive will not be entitled to receive any other compensation, benefits or rights under this Agreement.

            5.03 TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If, before the end of the Contract Term, the Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason at a time at which facts supporting a determination of

Cause do not exist, the Company shall pay to the Executive the following:
(a) within 30 days after the Date of Termination in a lump sum in cash an amount equal to the sum of (1) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of the Date of Termination, (2) any Bonus accrued during any year which ended during the Contract Term and prior to the Date of Termination, but which is unpaid as of the Date of Termination,
(3) the Executive's Pro Rata Bonus determined under the provisions of Section 5.02(b) under the assumption that the Bonus for the Termination Year would be the Executive's maximum annual Bonus and (4) an amount equal to the product of
(A) the remaining unexpired


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Contract Term (stated in years and fractions of years) multiplied by (B) the sum of the Executive's Annual Base Salary and average of the annual Bonuses payable for all prior years (which average shall be deemed to be $100,000 for any termination prior to any annual Bonus becoming payable hereunder for a prior year), and (b) the continuation during the remainder of the Contract Term of the benefits not specifically dealt with in Section 5.03(a) to which the Executive is entitled during the Contract Term under Sections 4.01,
4.02 and 4.03 hereof; but the Executive will not be entitled to receive any other compensation, benefits or rights under this Agreement. Notwithstanding the foregoing and Section 7.03, the amount of any medical benefits provided by
Section 5.03(b) shall be reduced, except as otherwise provided by law, by the amount of any medical benefits to which the Executive is otherwise entitled on or after the Date of Termination.

            5.04 OTHER TERMINATION BENEFITS. In addition to any amounts or benefits payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

            5.05 CHANGE OF CONTROL SEVERANCE BENEFIT. In the event of a Change of Control, the Executive may terminate employment in the 30-day period starting 12 months after the Change of Control if the Executive has a basis to conclude that he will not be able to perform his duties effectively (the Executive's determination of whether there exists such a basis being conclusive if made in good


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faith); provided, however, that, at the time of such termination facts supporting a determination of Cause do not exist and the Board does not make a determination of Cause in accordance with the procedures set forth in Section
6.02 hereof; and provided, further, that the Executive has not acted in connection with his duties hereunder unreasonably or in bad faith during such 12-month period. In the event of such termination, a Change of Control Severance Benefit, in lieu of any other compensation, benefits or rights otherwise provided for hereunder, shall be paid by the Company to the Executive, equal to the severance benefits which would be payable under ection 5.03, determined as though the unexpired Contract Term was one year.

            5.06 PARACHUTE EXCISE TAX PAYMENTS. In the event that any payment by the Company (or an affiliate) to the Executive under or outside of the terms of this Agreement (a "Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code (the "Code"), then the Executive shall be entitled to receive (i) 2.99 times the Executive's applicable "base amount" under Section 280G of the Code (the "Limited Amount"), or (ii) if the amount otherwise payable hereunder reduced by the Excise Tax is greater than the Limited Amount, the amount otherwise payable hereunder.

                                   ARTICLE VI

                               Certain Definitions

            6.01 "DISABILITY" means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and that renders the

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Executive unable to perform all material duties required under this Agreement, or that renders the Executive unable to perform all material duties required under this Agreement for at least 180 days during any 360-day period. The date of the determination of Disability is the date on which the Executive is certified as having incurred a Disability by a physician acceptable to the Company; provided that the Executive shall be examined by such a physician for these purposes at the reasonable request of the Company.

            6.02 CAUSE.

            (a) "Cause" means a written finding by the Board or, if directed by the Board to consider whether or not such a finding should be made, the Compensation Committee of the Board or any other Board committee consisting of directors who are not employees of the Company ("Committee"), to the effect that:

                 1. the Executive committed any felony or other crime involving dishonesty;

                 2.  the Executive engaged in any serious misconduct (excluding
     (A) the failure of the Executive to achieve business goals and objectives,
     (B) other actions by the Executive which are reasonably believed by the Executive to be in the best interests of the Company and (C) any act or omission with respect to which a determination could properly have been made by the Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under the By-Laws of the Company, any applicable indemnification agreement or the laws and regulations under

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     which the Company is governed, in each case in effect at the time of such act or omission) in the course of the Executive's employment which, in the judgment of the Board (or, if applicable, Committee), materially injures the Company, financially or otherwise;

                 3. the Executive habitually neglected his duties (other than on account of physical or mental incapacity), excluding bad judgment or negligence, provided that either (A) he received from the Company notice of habitual neglect of duties ("Notice of Neglect") where no prior notice of any instance of neglect of duties was given, and he failed to cure such habitual neglect within 15 days of receiving such notice, or (B) the Executive received notice of an instance of neglect of duties and failed to cure before such neglect became habitual; or

                 4. the Executive materially breached this Agreement, provided that, if such breach is both inadvertent and nonrecurring, the Executive received written notice by the Company of such breach ("Notice of Breach") and failed to cure fully such breach within 15 days after receiving such notice.

            (b) The Company shall give the Executive at least 30 days' written notice ("Notice of Intent") that the Board will make a determination of the basis, if any, to terminate the Executive's employment for Cause in accordance with Section 6.02(a)(1)-(4). The findings of the Board (or, if applicable, Committee) shall be based upon any information which the Board (or, if applicable, Committee) may consider relevant, including, but not limited to,

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written submissions by the Executive or his representatives and, at the
Executive's request, a personal presentation to the Board (or, if applicable, Committee) by the Executive. Concurrently with or subsequently to such Notice of Intent, the Board (or, if applicable, Committee) may by written notice to the Executive suspend him from any or all of his functions contemplated under this Agreement, provided that the Executive shall receive during any such suspension the full amount of salary and benefits to which he is entitled under this Agreement. Any such notice of suspension may be effective for a period commencing on or after the Executive's receipt thereof and ending on the date on which a finding is made as to the existence of Cause in accordance with this Section 6.02, but in no event shall such period exceed 90 days. If the Board (or, if applicable, Committee) determines that the Executive should be terminated for Cause, such termination of employment shall be effective for all purposes as of the date the Executive receives a notice of suspension or if no such notice of suspension is given, a Notice of Intent.

            (c) At the discretion of the Board, the periods relating to the Notice of Neglect, the Notice of Breach and the Notice of Intent may run concurrently.

            6.03 "CHANGE OF CONTROL" means, for the purpose of this Agreement, any of the following events:

            (a) the acquisition by any person or group acting as such, excluding a person or group that as of the date hereof owns 5% or more of the outstanding Stock, of beneficial ownership of 40% or more of either the then outstanding Stock

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     or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided that a Change of Control shall not be deemed to occur if the fair market value of the Stock is less than $10 per share on the date of such acquisition;

            (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended ("1934 Act")); or


            (c) approval by the stockholders of the Company of (i) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding common shares

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     and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such merger, reorganization or consolidation, (ii) a liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company.

            For purposes of this definition, "person" means such term as used in Securities and Exchange Commission ("SEC") Rule 13d-5(b) under the 1934 Act; "beneficial owner" means such term as defined in SEC Rule 13d-3 under the 1934 Act; "group" means such term as defined in Section 13(d) of the 1934 Act; "Subsidiary" means a corporation as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended ("Code"), with the Company being treated as the employer corporation for purposes of this definition of Subsidiary; and "Stock" means the common stock of the Company.

            6.04 "GOOD REASON" means the occurrence of any one of the following events, but only if the Company fails to cure such event within 15 days after written notice from the Executive:

            (a) assignment to the Executive of any duties materially and adversely inconsistent with the Executive's position as specified in
     Article I hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom the Executive reports as contemplated under Article I of this Agreement, or any other action by the Company which results in a material

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     and adverse change in such position, status, offices, titles or responsibilities,

            (b) the failure of the Company to assign this Agreement to a successor to the Company by merger or similar transaction or sale of all or substantially all of the assets of the Company,

            (c) the material failure by the Company to comply with the provisions of this Agreement,

            (d) the Company's requiring the Executive to be based at any office or location more than 50 miles from his office or location as of the date hereof,

            (e) the failure of the Board to elect and/or re-elect the Executive as Co-Chief Executive Officer and Chief Merchandising Officer of the Company,

            (f) the failure of the shareholders of the Company to re-elect the Executive as a member of the Board, unless the Board determines that the failure to be re-elected is reasonably attributable to the Executive's substandard performance, or

            (g) any material adverse change to the terms and conditions of the Executive's employment under this Agreement.

            6.05 "DATE OF TERMINATION" means the date as of which the Executive's employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or Disability.

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                                   ARTICLE VII

                                  Miscellaneous

            7.01 EXPENSES.

            (a) If the Executive incurs reasonable legal or other fees and expenses in an effort to establish entitlement to benefits under this Agreement, unless such effort was conducted in bad faith, the Company shall reimburse the Executive for such fees and expenses.

            (b) The Company shall provide reimbursement of fees and expenses, as described in Section 7.01(a) above, to the Executive on a monthly basis upon the Executive's written submission of a request for reimbursement, together with proof that the fees and expenses were incurred.

            7.02 INDEMNIFICATION.

            (a)  PRIOR EMPLOYER.

                 1. The Company agrees to indemnify and hold harmless the Executive for any liability, reasonable expenses and reasonable costs (including reasonable legal fees) which the Executive may incur in connection with any claim, action or proceeding threatened or initiated against the Executive in connection with the Executive's legal obligations, if any, arising from the Executive's employment and/or employment agreement with the Executive's immediately prior employer; provided that the Executive has not withheld from the Company any relevant, materially adverse information regarding these matters.

                 2. Promptly, and in no event later than 30 days, after his receipt of notice of the assertion of any claim or the commencement of any action or proceeding against him in respect of which indemnity or reimbursement may be sought against the Company hereunder ("Assertion"), the Executive shall notify the Company in writing of the Assertion. The Company shall be entitled to participate in and, to the extent it elects by written notice to the Executive within 30 days after receipt by the Company of notice of such Assertion, to assume the defense of such Assertion at its own expense, with counsel chosen by it and reasonably satisfactory to the Executive. Notwithstanding that the Company shall have elected by such written notice to assume the defense of any Assertion, the Executive shall have the right to be consulted with respect to the investigation and defense thereof, with separate counsel chosen by the Executive, but in such event the fees and expenses of such counsel shall be paid by the Executive.

                 3. Notwithstanding paragraphs (1) and (2), above, this indemnity shall not apply to any settlement of any legal action brought against the Executive as provided herein unless the Executive obtains the Company's prior written consent with respect to the terms of any such settlement.

            (b) CORPORATE OFFICERS AND DIRECTORS. The Company and the Executive acknowledge their execution on the date hereof of an indemnification agreement substantially in the form previously provided by the Company to the Executive.

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


            7.03 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except in the case of amounts due under documented loans and other amounts theretofore determined by a court or arbitrator to be owed to the Company. If the Company fails to make any payment payable hereunder within 10 days after such amounts are due, then the Executive shall be entitled to receive interest, compounded monthly, on the unpaid amount, at a rate equal to the highest interest rate applicable to the Company in its borrowing of funds from any third party during the period of nonpayment, and if no such rate is determinable, or if higher, at a rate equal to 1% above the prime commercial lending rate announced by Citibank, N.A. in effect from time to time during the period of such nonpayment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

            7.04 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof (other than those arising under Section 7.11, to the extent necessary for the


                                    20
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Company to avail itself of the rights and remedies provided under Section 7.11), shall be submitted to arbitration in Dade County, Florida in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

            7.05 ASSIGNMENT; SUCCESSORS. The Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company's business, without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of, or successor to, the Company. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.

            7.06 BENEFICIARY. If the Executive dies prior to receiving all of the salary and bonuses payable hereunder, such salary and bonuses shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") or if no such Beneficiary is designated, to the Executive's estate.

            7.07 NONALIENATION OF BENEFITS. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

            7.08 SEVERABILITY. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

            7.09 AMENDMENT AND WAIVER. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

            7.10 NOTICES. All notices and other communications hereunder shall be in writing and delivered by hand or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Company:

                 Jan Bell Marketing, Inc.
                 13801 N.W. 14th Street
                 Sunrise, Florida 33323
                 Attn:  General Counsel


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

            If to the Executive:

                 Joseph Pennacchio
                 20 Dexter Drive
                 Sherborn, MA  01770

Either party may from time to time designate a new address by notice given in accordance with this Section 7.10. Notice and communications shall be effective when actually received by the addressee.

            7.11 COVENANTS AND CONFIDENTIAL INFORMATION.

            (a) The Executive agrees that prior to May 24, 2000 (and, as to clauses (3) and (4) of this Section 7.11(a), at any time) he will not, directly or indirectly, do or suffer any of the following:

                 1. Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated (collectively, "Employed") as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of the Company or any of its affiliates (as conducted on the date the Executive ceases to be employed by the Company in any capacity, including as a consultant) (a "Prohibited Business") in the United States of America or any of the countries in Europe or Israel in which the Company or any of its affiliates is doing business (a "Competing Business") for so long as this Section 7.11(a)(1) shall remain in effect, nor solicit any person or business that was at the time of the Executive's termination of employment, or within one year prior thereto, a customer or supplier of the Company or any of its affiliates; provided, however, that, notwithstanding the foregoing, the Executive shall not be deemed to be Employed by a Competing Business if the Board or Committee determines that the Executive has established by clear and convincing evidence all of the following: (A) such entity (including its affiliates in aggregate) does not derive Material Revenues (as defined below) from the aggregate of all Prohibited Businesses, (B) such entity (including its affiliates in aggregate) is not a Competitor (as defined below) of the Company and its affiliates and (C) Executive has no direct responsibility for or otherwise with respect to any Prohibited Business; for purposes of this clause (1), Material Revenues shall mean that 5% or more of the revenues of the entity (including its affiliates in aggregate) are derived from the aggregate of all Prohibited Businesses; an entity shall be deemed a Competitor of the Company and its affiliates if the combined gross receipts of the entity (including its affiliates in aggregate) from any Prohibited Business is more than 25% of the gross receipts of the Company and its affiliates in such Prohibited Business; and an "affiliate" of an entity is any entity controlled by, controlling or under common control with the entity;

                 2. Employ, assist in employing, or otherwise associate in business with any present, former or future employee, officer or agent of the Company or its affiliates;

                 3. Induce any person who is an employee, officer or agent of the Company, or any member of the Company or its affiliates, to terminate said relationship; and

                 4. Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, or any member of the Company or its affiliates, the customer lists, manufacturing and marketing methods, product research or engineering data, vendors, contractors, financial information, business plans and methods or other trade secrets of the Company, or any member of the Company or its affiliates, it being acknowledged by the Executive that all such information regarding the business of the Company or its affiliates compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property (it being understood, however, that information publicly disclosed by the Company shall not be subject to this Section 7.11(a)(4), provided that such information may not be used in connection with any of the activities prohibited under clauses (1) and (2) of this Section 7.11(a) for so long as such clauses remain in effect); provided, however, if the Executive's employment is terminated by the Company pursuant to Section 5.03 or by the Executive pursuant to Section 5.03, clauses (1) and (2) of this Section 7.11(a) shall continue to remain in effect from and after the date of termination for a period of time equal to the lesser of the remaining five year term of this Agreement ending on April 24, 1999 or two years. Additionally, if the Company terminates the

Executive under Section 5.03 after the takeover, merger or acquisition of the Company or a sale of all or substantially all of the assets of the Company and in each such event in a transaction which has not been approved by the Board, then clauses (1) and (2) of this Section 7.11(a) shall terminate immediately.

            (b) The Executive expressly agrees and understands that the remedy at law for any breach by him of any of the provisions of this Section 7.11 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive's violation of any legally enforceable provision of this Section 7.11, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 7.11 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 7.11 which may be pursued or availed of by the Company.

            (c) In the event the Executive shall violate any legally enforceable provision of this Section 7.11 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease; provided, however, the Company shall seek appropriate remedies in a reasonably prompt manner after discovery of a violation by the Executive.

            (d) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 7.11, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are designed to not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

            (e) If any decisionmaker determines that any of the covenants contained in this Section 7.11 (the "Restrictive Covenants"), or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            (f) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of RES JUDICATA.

            7.12 COUNTERPART ORIGINALS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            7.13 ENTIRE AGREEMENT. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in this Agreement.

            7.14 SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 7.11, and the other provisions of this Agreement relevant to the enforcement thereof (to the extent necessary to effectuate the survival of Section 7.11), shall survive any termination of this Agreement.

            7.15 APPLICABLE LAW. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles.

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

            IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                   JAN BELL MARKETING, INC.


                                   By:
                                      __________________________________


                                        /S/ JOSEPH PENNACCHIO
                                      ----------------------------------
                                           JOSEPH PENNACCHIO


























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